Exhibit 10.1

NKARTA, INC.

DIRECTOR COMPENSATION POLICY

(Last Amended May 19, 2026)

Directors of Nkarta, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“Non-Employee Directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board (or any committee of the Board within the authority delegated to it) has the right to amend this policy from time to time.

Cash Compensation

Annual Retainer	$40,000
Additional Board Chair/Lead Independent Director Retainer	$30,000
Additional Committee Chair Retainers:
Audit Committee Chair	$15,000
Compensation Committee Chair	$12,000
Nominating and Governance Committee Chair	$10,000
Science and Technology Committee Chair	$12,000
Additional Committee Retainers:
Audit Committee	$7,500
Compensation Committee	$6,000
Nominating and Governance Committee	$5,000
Science and Technology Committee	$6,000

The retainers set forth above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, in arrears after the end of each fiscal quarter, to the Non-Employee Directors serving on the Board (or in the applicable position, in the case of the Additional Board Chair/Lead Independent Director Retainer or an Additional Committee or Committee Chair Retainer) during such fiscal quarter. Retainers for the fiscal quarter in which the Effective Date occurs will be paid on a pro-rated basis. If an individual serves as a Non-Employee Director, Chair of the Board or lead independent director, or Chair or member of a Board committee, as the case may be, for only a portion of a fiscal quarter, the Non-Employee Director will be paid a pro-rata portion of the applicable retainer for such quarter based on the time the individual served in the applicable position.

Equity Compensation

Annual Equity Awards for Continuing Board Members

On the date of each annual meeting of the Company’s stockholders at which one or more directors are to be elected to the Board, each Non-Employee Director continuing in office after that date will be granted an award of Company stock options (“Options”) to acquire 37,0001 shares of Company common stock (the “Share Number”); provided, however, that the Share Number will be multiplied by the Pro-Rata Fraction (as defined below) in the case of such an award to a Non-Employee Director whose initial appointment or election to the Board occurred after the date of the immediately preceding annual meeting of the Company’s stockholders at which one or more directors were elected to the Board (for example, in the case of such an award in connection with the Company’s 2022 annual meeting of stockholders, as to a Non-Employee

1 This share limit to be proportionately adjusted for, and to mitigate the impact of, any stock split, reverse stock split, or stock dividend.

Director whose initial appointment or election to the Board occurred after the date of the Company’s 2021 annual meeting of stockholders). The “Pro-Rata Fraction” is a fraction (not greater than one), the numerator of which is the total number of days in the period of time commencing with the date that the Non-Employee Director was first elected or appointed to the Board through and including the date of the annual meeting of the Company’s stockholders at which the award in question is to be granted, and the denominator of which is the total number of days in the period of time commencing with the date of the immediately preceding annual meeting of the Company’s stockholders at which one or more directors were elected to the Board through and including the date of the annual meeting of the Company’s stockholders at which the award in question is to be granted.

Each such award of Options will be scheduled to vest on the first to occur of (i) the first anniversary of the date of grant of the award, or (ii) on the day immediately preceding the first annual meeting of the Company’s stockholders to occur after the date of grant of the award.

Initial Equity Awards

Each new Non-Employee Director appointed or elected to the Board after the Effective Date will (unless otherwise provided by the Board) be granted, on the date that the new Non-Employee Director first becomes a member of the Board, an award of Options to acquire 74,0002 shares of Company common stock. Each such award of Options will be scheduled to vest as to one-third of the Options subject to the award on each of the first, second and third anniversaries of the date of grant of the award.

Notwithstanding anything to the contrary herein, if a Non-Employee Director is first elected to the Board at an annual meeting of the Company's stockholders, the Non-Employee Director will be entitled to an initial equity award pursuant to the immediately preceding paragraph but will not (unless otherwise provided by the Board) be eligible for an annual equity award in connection with that annual meeting. Unless otherwise provided by the Board, an employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a Non-Employee Director will not be eligible for an initial equity award grant pursuant to the immediately preceding paragraph, but will be eligible for cash compensation and annual equity awards on the same basis as other Non-Employee Directors.

Provisions Applicable to All Non-Employee Director Equity Awards

Each Option granted to a Non-Employee Director will be granted under and subject to the terms and conditions of the Company’s 2020 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant.

Unless otherwise provided by the Board in connection with a particular award, each award of Options granted to a Non-Employee Director will have a maximum term of 10 years, will vest (to the extent then outstanding and otherwise unvested) should a change in control of the Company occur (as defined in the applicable award agreement), and will be evidenced by and subject to the terms and conditions of the Company’s standard form of stock option award agreement for Non-Employee Director stock option grants as in effect on the date of grant of the award. The per share exercise price of each Option granted to a Non-Employee Director will equal the closing price of a share of Company common stock on the date of grant of the award (or, if such date of grant is not a trading day, the closing price of a share of Company common stock on the last trading day immediately preceding the date of grant of the Award), with such exercise

2 This share limit to be proportionately adjusted for, and to mitigate the impact of, any stock split, reverse stock split, or stock dividend.

price and the number of shares subject to the award subject to adjustment for stock splits and similar events as provided in the applicable stock option award agreement.

The Board (or any committee of the Board within the authority delegated to it) may approve other grants of equity-based awards to Non-Employee Directors from time to time, on such terms as the Board (or committee) may determine and subject to the applicable provisions of the Company’s equity compensation plan then in effect.

Expense Reimbursement. All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.